Exhibit 4.1
AMENDMENT TO RIGHTS AGREEMENT
     Amendment, dated as of December 5, 2008 (this “Amendment”), to the Rights Agreement, dated as of December 21, 2006 (the “Rights Agreement”), by and between USG Corporation, a Delaware corporation (the “Company”), and Computershare Investor Services, LLC, as rights agent (predecessor-in-interest to Computershare Trust Company, N.A., hereinafter, the “Rights Agent”).
RECITALS
     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time at which the Rights cease to be redeemable, and subject to the penultimate sentence of Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect in accordance with the provisions of such Section; and
     WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and by its execution and delivery hereof, directs the Rights Agent to execute this Amendment.
     NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby amend the Rights Agreement as follows:
     1. Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:
     “(a) “Acquiring Person” means any Person (other than the Company, any Related Person, any Restricted Person or any Exempt Person) who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of the Trigger Amount, or more, of the then-outstanding Common Shares; provided, however, that (i) any Person who or which would otherwise be an Acquiring Person as of 4:00 p.m., New York City time, on December 4, 2008 (the “Amendment Date”) (including any Person who or which would otherwise qualify as an Acquiring Person but for being a Restricted Person on the Amendment Date) will not be deemed to be an Acquiring Person for any purpose of this Agreement prior to or after the Amendment Date unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes by reason of a transaction after the Amendment Date the Beneficial Owner of any additional Common Shares, other than (1) pursuant to any agreement or regular-way purchase order for Common Shares that is in effect on or prior to the Amendment Date and consummated in accordance with its terms after the

Amendment Date, (2) as a result of a stock dividend, rights dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (3) during the Special Period, as a result of the conversion by the initial purchaser (or a controlled Affiliate thereof) into Common Shares of 10% Contingent Convertible Senior Notes due 2018 of the Company (the “10% Notes”) issued by the Company to such Person or a controlled Affiliate of such Person, or (B) any other Person who is the Beneficial Owner of Common Shares becomes an Affiliate or Associate of such Person, provided that the foregoing exclusion in this clause (i) shall cease to apply with respect to any Person at such time as such Person, together with all Affiliates and Associates of such Person, Beneficially Owns less than the Trigger Amount of the then-outstanding Common Shares, and (ii) a Person will not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of Common Shares outstanding unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (B) any other Person who is the Beneficial Owner of Common Shares thereafter becomes an Affiliate or Associate of such Person. Notwithstanding the foregoing, if (1) the Board of Directors of the Company determines that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this Section 1(a) has become such inadvertently and that the exemption of such Person from the definition of “Acquiring Person” is in the best interests of the Company, and (2) such Person divests as promptly as practicable or agrees in writing with the Company to divest a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person” as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement, provided, however, that the requirement in this clause (2) shall apply during the Special Period only if the actions specified therein are required by the Board of Directors of the Company.”
     2. Section 1(b) of the Rights Agreement is hereby amended and restated in its entirety as follows:
     “(b) “Affiliate” and “Associate” will have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement, and to the extent not included within the foregoing clause of this Section 1(c), will also include, with respect to any Person, any other Person (other than a Related Person, a Restricted Person or an Exempt Person) whose Common Shares would be deemed constructively owned by such first Person pursuant to the provisions of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision or replacement provision, provided, however, that a Person will not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons are or were Directors of the Company.”

     3. Section 1(c) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, (1) to the extent not within the foregoing provisions of this Section 1(d), a Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own” or have “beneficial ownership” of, any securities which such Person would be deemed to constructively own pursuant to Section 382 of the Code, or any successor provision or replacement provision, and (2) during the Special Period, a Person shall not be deemed to be the “Beneficial Owner” of, or to “beneficially own” or have “beneficial ownership” of, any Common Shares into which 10% Notes are convertible unless and until, and only to the extent that, such Person acquires Common Shares upon conversion of 10% Notes.”
     4. Section 1(h) of the Rights Agreement is hereby amended and restated in its entirety as follows:
     “(h) “Distribution Date” means the earlier of: (i) the Close of Business on the tenth calendar day following the Share Acquisition Date (or, if the tenth calendar day after the Share Acquisition Date occurs before the Record Date, the Close of Business on the Record Date), or (ii) the Close of Business on the tenth Business Day (or, unless the Distribution Date shall have previously occurred, such later date as may be specified by the Board of Directors of the Company) after the commencement of a tender or exchange offer by any Person (other than the Company, any Related Person or a Restricted Person), if upon the consummation thereof such Person would be the Beneficial Owner of the Trigger Amount, or more, of the then-outstanding Common Shares.”
     5. Section 1(o) of the Rights Agreement is hereby amended and restated in its entirety as follows:
     “(o) “Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust or other legal entity, group of persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations or otherwise, and includes any successor (by merger or otherwise) of such individual or entity.”
     6. Section 1 of the Rights Agreement is hereby further amended by adding the following subsections at the end thereof:
     “(dd) “Exempt Person” means a Person whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.99% or more of the then-outstanding Common Shares (but less than 15% of the then-outstanding Common Shares) will not, as determined by the Company’s Board of Directors in its sole discretion pursuant to a duly adopted resolution, jeopardize or endanger the availability to the Company of any income tax benefit, provided, however, that such a Person will cease to be an Exempt Person if the Board makes a contrary determination with respect to the effect of such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) regardless of the reason therefor.
     (ee) “Special Period” means the period beginning at 4:00 p.m., New York City time, on the Amendment Date, and ending at midnight, New York City time, on September 30, 2009.
     (ff) “Trigger Amount” means 4.99% during the Special Period and 15% from and after October 1, 2009.”
     7. Section 2 of the Rights Agreement is hereby amended and restated in its entirety as follows:
     “The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment and hereby certifies that it complies with the requirements of the New York Stock Exchange governing transfer agents and registrars. The Company may from time to time act as Co-Rights Agent or appoint such Co-Rights Agents as it may deem necessary or desirable, upon ten days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and in no event shall be liable for, the acts or omissions of any such co-Rights Agent. Any actions which may be taken by the Rights Agent pursuant to the terms of this Agreement may be taken by any such Co-Rights Agent. To the extent that any Co-Rights Agent takes any action pursuant to this Agreement, such Co-Rights Agent will be entitled to all of the rights and protections of, and subject to all of the applicable duties and obligations imposed upon, the Rights Agent pursuant to the terms of this Agreement.”
     8. Section 27 of the Rights Agreement is hereby amended and restated in its entirety as follows:
     “Prior to the time at which the Rights cease to be redeemable pursuant to Section 23, and subject to the penultimate sentence of this Section 27, the Company may in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of Rights or Common Shares. From and after the time at which the Rights cease to be redeemable pursuant to Section 23, and subject to the penultimate sentence of this Section 27, the Company may, and the Rights Agent will if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights or Common Shares in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or (iv) to supplement or amend the provisions hereunder in any manner which the Company may deem desirable; provided, however, that no such supplement or amendment shall adversely affect the interests of the holders of Rights as such (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person), and no such supplement or amendment shall cause the Rights again to become redeemable or cause this Agreement again to become supplementable or amendable otherwise than in accordance with the provisions of this sentence. Without limiting the generality or effect of the foregoing, this Agreement may be supplemented or amended to provide for such voting powers for the Rights and such procedures for the exercise thereof, if any, as the Board of Directors of the Company may determine to be appropriate. Upon the delivery of a certificate from an officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent will execute such supplement or amendment; provided, however, that the failure or refusal of the Rights Agent to execute such supplement or amendment (other than a supplement or amendment that affects the duties, liabilities, obligations or responsibilities of the Rights Agent) will not affect the validity of any supplement or amendment adopted by the Board of Directors of the Company, any of which will be effective in accordance with the terms thereof. Notwithstanding anything in this Agreement to the contrary, no supplement or amendment may be made which decreases the stated Redemption Price to an amount less than $0.001 per Right. Notwithstanding anything in this Agreement to the contrary, the limitations on the ability of the Board of Directors to amend this Agreement set forth in this Section 27 shall not affect the power or ability of the Board of Directors to take any other action that is consistent with its fiduciary duties under Delaware law, including without limitation accelerating or extending the Expiration Date or making any other amendment to this Agreement that is permitted by this Section 27 or adopting a new stockholder rights plan with such terms as the Board of Directors determines in its sole discretion to be appropriate.”
     9. Section 33 of the Rights Agreement is hereby amended and restated in its entirety as follows:
     “Determinations and Actions by the Board. For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, will be made in accordance with, as the Board of Directors deems to be applicable, the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act or the provisions of Section 382 of the Code, or any successor provision or replacement provision. The Board of Directors of the Company will have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Agreement, including without limitation the right and power to (i) interpret the provisions of this Agreement (including without limitation Section 27, this Section 33 and other provisions hereof relating to its powers or authority hereunder) and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including without limitation any determination contemplated by Section 1(a) or any determination as to whether particular Rights shall have become void). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, any omission with respect to any of the foregoing) which are done or made by the Board of Directors of the Company in good faith will (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and (y) not subject the Board of Directors of the Company to any liability to any Person, including without limitation the Rights Agent and the holders of the Rights.”
     10. Exhibit B to the Rights Agreement is hereby deemed amended in a manner consistent with this Amendment.
     11. Capitalized terms used without other definition in this Amendment will be used as defined in the Rights Agreement.
     12. This Amendment will be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.
     13. The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.
     14. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     15. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.
     16. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

     IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent on December 5, 2008.

USG CORPORATION

By:	/s/ Stanley L. Ferguson
	Name:	Stanley L. Ferguson
	Title:	Executive Vice President and General Counsel

COMPUTERSHARE INVESTOR SERVICES, LLC
By:	/s/ Robert Buckley
	Name:	Robert Buckley
	Title:	Senior Vice President